EX-99.n.1

Optimum Fund Trust

Amended and Restated Multiple Class of Shares Plan Pursuant to Rule 18f-3

This Multiple Class of Shares Plan (the “Plan”) has been adopted by a majority of the Board of Trustees of Optimum Fund Trust (the “Trust”), including a majority of the Trustees who are not interested persons of the Trust, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Board of Trustees of the Trust has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each series of shares offered by the Trust (each individually a “Fund” and collectively the “Funds”), and each class of shares offered by a Fund. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for each Fund of the Trust as listed on Appendix A hereto, as it may be amended from time to time. To the extent that the subject matter set forth in this Plan is covered by the Trust’s Amended and Restated Agreement and Declaration of Trust or By-Laws, the Amended and Restated Agreement and Declaration of Trust or By-Laws will control in the event of any inconsistencies with descriptions contained in this Plan.

CLASSES

1.     Appendix A to this Plan describes the classes to be issued by each Fund and identifies the names of such classes.

FRONT-END SALES CHARGE

2.     Class A shares carry a front-end sales charge as described in the Trust’s prospectus; Class C and Institutional Class shares are sold without a front-end sales charge.

CONTINGENT DEFERRED SALES CHARGE

3.     Class A shares are not subject to a contingent deferred sales charge (“CDSC”).

4.     Class C shares are subject to a CDSC as described in the Trust’s prospectus.

5.     As described in the Trust’s prospectus, the CDSC for Class C shares declines to zero over time and is waived in certain circumstances. Shares that are subject to a CDSC age one month at the end of the month in which the shares were purchased, regardless of the specific date during the month that the shares were purchased.

6.     Institutional Class shares are not subject to a CDSC.

RULE 12b-1 PLANS

7.     In accordance with the Rule 12b-1 Plan for the Class A shares of the Trust, the Trust shall pay to Delaware Distributors, L.P. (the “Distributor”) a monthly fee not to exceed the maximum rate set forth in Appendix A as may be determined by the Trust’s Board of Trustees or agreed by the Distributor from time to time for distribution services. In addition to these amounts, the Trust shall pay (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed the maximum rate set forth in Appendix A for shareholder support services pursuant to dealer or servicing agreements.

8.     In accordance with the Rule 12b-1 Plan for the Class C shares of the Trust, the Trust shall pay to the Distributor a monthly fee not to exceed the maximum rate set forth in Appendix A as may be determined by the Trust’s Board of Trustees or agreed by the Distributor from time to time for distribution services. In addition to these amounts, the Trust shall pay (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed the maximum rate set forth in Appendix A for shareholder support services pursuant to dealer or servicing agreements.

9.     A Rule 12b-1 Plan has not been adopted for the Institutional Class shares of the Trust.

ALLOCATION OF EXPENSES

10.   The Trust shall allocate to each class of shares of a Fund any fees and expenses incurred by the Trust in connection with the distribution or servicing of such class of shares under a Rule 12b-1 Plan, if any, adopted for such class. In addition, the Trust reserves the right, subject to approval by the Trust’s Board of Trustees, to allocate fees and expenses of the following nature to a particular class of shares of a Fund (to the extent that such fees and expenses actually vary among each class of shares or vary by types of services provided to each class of shares of the Fund):

(i)	transfer agency and other recordkeeping costs;
(ii)	Securities and Exchange Commission and state blue sky registration or qualification fees;
(iii)	printing and postage expenses related to printing and distributing class-specific materials, such as shareholder reports, prospectuses and proxy statements to current shareholders of a particular class or to regulatory authorities with respect to such class of shares;
(iv)	audit or accounting and consulting fees or expenses relating solely to such class of shares;
(v)	the expenses of administrative personnel and services required to support the shareholders of such class;
(vi)	litigation or other legal expenses relating solely to such class of shares;
(vii)	Trustees’ fees and expenses incurred as a result of issues relating solely to such class of shares; and
(viii)	other expenses subsequently identified and determined to be properly allocated to such class of shares.

11.   (a) Daily Dividend Funds. With respect to Funds that declare a dividend to shareholders on a daily basis, if any, all expenses incurred by a Fund will be allocated to each class of shares of such Fund on the basis of “settled shares” (net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable) of each class in relation to the net assets of the Fund, except for any expenses that are allocated to a particular class as described in paragraph 10 above.

(b) Non-Daily Dividend Funds. With respect to Funds that do not declare a dividend to shareholders on a daily basis, all expenses incurred by a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund, except for any expenses that are allocated to a particular class as described in paragraph 10 above.

ALLOCATION OF INCOME AND GAINS

12.   (a) Daily Dividend Funds. With respect to Funds that declare a dividend to shareholders on a daily basis, if any, income will be allocated to each class of shares of such Fund on the basis of settled shares of each class in relation to the net assets of the Fund, and realized and unrealized capital gains and losses of the Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

(b) Non-Daily Dividend Funds. With respect to Funds that do not declare a dividend to shareholders on a daily basis, income and realized and unrealized capital gains and losses of a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

CONVERSIONS

13.  (a) Except for shares acquired through a reinvestment of dividends or distributions, Class C shares held for a period of time after purchase specified in Appendix A are eligible for automatic conversion into Class A shares of the same Fund in accordance with the terms described in the relevant prospectus. Class C shares acquired through a reinvestment of dividends or distributions will convert into Class A shares of the same Fund pro rata with the Class C shares that were not acquired through the reinvestment of dividends and distributions.

(b) The automatic conversion feature of Class C shares of each Fund shall be suspended at any time that the Board of Trustees of the Fund determines that there is not available a reasonably satisfactory opinion of counsel to the effect that (i) the assessment of the higher fee under the Fund’s Rule 12b-1 Plan for Class C does not result in the Fund’s dividends or distributions constituting a preferential dividend under the Internal Revenue Code of 1986, as amended, and (ii) the conversion of Class C shares into Class A shares does not constitute a taxable event under federal income tax law. In addition, the Board of Trustees of each Fund may suspend the automatic conversion feature by determining that any other condition to conversion set forth in the relevant prospectus, as amended from time to time, is not satisfied. The terms of a Fund’s prospectus may also contain exceptions to the automatic conversion feature of Class C shares described above, including but not limited to exceptions for certain types of Class C shareholders or for Class C shares held through certain financial intermediaries.

(c) The Board of Trustees of each Fund may also suspend the automatic conversion of Class C shares if it determines that suspension is appropriate to comply with the requirements of the Act, or any rule or regulation issued thereunder, relating to voting by Class C shareholders on the Fund’s Rule 12b-1 Plan for Class A or, in the alternative, the Board of Trustees may provide Class C shareholders with alternative conversion or exchange rights.

14.   Class A and Institutional Class shares do not have a conversion feature.

EXCHANGES

15.   Holders of Class A, Class C and Institutional Class shares of a Fund shall have such exchange privileges as set forth in the Trust’s relevant prospectuses. All exchanges are subject to the eligibility and minimum purchase requirements set forth in the Trust’s relevant prospectuses.

OTHER PROVISIONS

16.   Each class (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement, and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class will vote separately with respect to the Rule 12b-1 Plan related to that class; provided, however, that Class C shares of a Fund may vote on any proposal to materially increase the fees to be paid by the Fund under the Rule 12b-1 Plan for the Class A shares of the Fund.

17.   On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Trust and each Fund for the existence of any material conflicts among the interests of all the classes of shares offered by such Fund. The Trustees, including a majority of the Trustees who are not interested persons of the Trust, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Manager and the Distributor shall be responsible for alerting the Board of Trustees to any material conflicts that arise.

18.   As described more fully in the Trust’s prospectus, broker-dealers that sell shares of each Fund will be compensated differently depending on which class of shares the investor selects.

19.   The Trust reserves the right to increase, decrease or waive the sales charge imposed on any existing or future class of shares of each Fund within the ranges permissible under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules of the Financial Industry Regulatory Authority (“FINRA”), as such rules may be amended or adopted from time to time. The Trust may in the future alter the terms of the existing classes of each Fund or create new classes in compliance with applicable rules and regulations of the SEC and FINRA.

20.   All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, affected by such amendments, including a majority of the Trustees who are not interested persons of the Trust.

21.   Consistent with the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust, any obligation assumed by any Fund or class of shares thereof pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute an obligation of any other Fund or class of shares. All persons having any claim against a Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, Fund or class; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

Amended and restated as of July 28, 2023

APPENDIX A

Updated as of June 17, 2021

Fund/Class	Maximum Annual Distribution Fee (as a Percentage of Average Daily Net Assets of Class)	Maximum Annual Shareholder Servicing Fee (as a Percentage of Average Daily Net Assets of Class)	Years to Conversion
Optimum Large Cap Growth Fund
Class A	0.10%	0.15%*	N/A
Class C	0.75%	0.25%	8**
Institutional Class	N/A	N/A	N/A
Optimum Large CapValue Fund
Class A	0.10%	0.15%*	N/A
Class C	0.75%	0.25%	8**
Institutional Class	N/A	N/A	N/A
Optimum Small-Mid Cap Growth Fund
Class A	0.10%	0.15%*	N/A
Class C	0.75%	0.25%	8**
Institutional Class	N/A	N/A	N/A
Optimum Small-Mid Cap Value Fund
Class A	0.10%	0.15%*	N/A
Class C	0.75%	0.25%	8**
Institutional Class	N/A	N/A	N/A
Optimum International Fund
Class A	0.10%	0.15%*	N/A
Class C	0.75%	0.25%	8**
Institutional Class	N/A	N/A	N/A
Optimum Fixed Income Fund
Class A	0.10%	0.15%*	N/A
Class C	0.75%	0.25%	8**
Institutional Class	N/A	N/A	N/A

* Effective as of January 1, 2014

** Effective as of November 1, 2023